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                                                                   EXHIBIT 3.1


                    RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                              CYRIX CORPORATION

                                  * * * * *

    Cyrix Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certifies as follows:

    1. The name of this corporation is Cyrix Corporation. The date of filing of the Corporation's original Certificate of Incorporation with the Secretary of State of Delaware was February 11, 1988 under the original name of Advanced Processor Technology Corporation.

    2. The Restated Certificate of Incorporation restates and integrates and further amends the Restated Certificate of Incorporation of the Corporation by amending the first paragraph of Article Fourth to read in its entirety as follows:

    FOURTH: The Corporation shall have the authority to issue two (2) classes of shares to be designated, respectively, "Preferred Stock" and "Common Stock." All of said shares shall be Four Tenths of One Cent ($.004) par value each. The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is Eighty Million (80,000,000), which shall consist of Sixty Million (60,000,000) shares of Common Stock and Twenty Million (20,000,000) shares of Preferred Stock.

    3. The text of the Restated Certificate of Incorporation as amended or supplemented heretofore is further amended hereby to read as set forth in full as follows:

                    RESTATED CERTIFICATE OF INCORPORATION
                                     OF
                            CYRIX CORPORATION

FIRST:  The name of this corporation is Cyrix Corporation (the "Corporation").

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.



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FOURTH:  The Corporation shall have the authority to issue two (2) classes of shares to be designated, respectively, "Preferred Stock" and "Common Stock." All of said shares shall be Four Tenths of One Cent ($.004) par value each. The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is Eighty Million (80,000,000), which shall consist of Sixty Million (60,000,000) shares of Common Stock and Twenty Million (20,000,000) shares of Preferred Stock.

    The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board) and such resolution or resolutions shall also set forth the voting powers, full or limited, or none, of each such series of Preferred Stock and shall fix the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each such series of Preferred Stock. The number of authorized shares of any class of stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, voting together as a single class.

FIFTH:  The Corporation is to have perpetual existence.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors, by the act of a majority of the number of directors authorized by the bylaws, is expressly authorized to make, alter, amend or repeal the By-Laws of the Corporation.

SEVENTH: The number of directors which will constitute the whole Board of Directors of the Corporation shall be as specified in the By-Laws of the Corporation.

EIGHTH: The election of directors need not be by written ballot unless the By-Laws of the Corporation so provide.

NINTH:  Intentionally omitted.

TENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

ELEVENTH: To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article Eleventh nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article Eleventh shall eliminate or reduce the effect of this Article Eleventh in respect of any matter occurring, or any cause of action,


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suit or claim that, but for this Article Eleventh would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

TWELFTH: Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the By-Laws of the Corporation.

THIRTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

    4. This Restated Certificate of Incorporation is being filed pursuant to Sections 242 and 245 of the Delaware General Corporation Law. The Restated Certificate of Incorporation has been duly authorized in accordance with Sections 242 and 245 of the Delaware General Corporation Law by the Board of Directors of the Corporation, at a meeting held on January 26, 1996, and by the Stockholders of the Corporation, at a meeting held on April 18, 1996. The vote required was a majority of the outstanding shares of Common Stock of the Corporation.

    IN WITNESS WHEREOF, Cyrix Corporation has caused this Restated Certificate of Incorporation to be signed by Gerald D. Rogers, its President and Chief Executive Officer, this 14th day of May, 1996.

                             CYRIX CORPORATION



                             By: /s/ Gerald D. Rogers
                                 ----------------------------------------
                                    Gerald D. Rogers, President and
                                    Chief Executive Officer











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